Exhibit 10.3

2012 EXECUTIVE MANAGEMENT COMPENSATION PROGRAM

Recapture and Forfeiture Agreement

Purpose	A Covered Officer’s agreement to this Recapture and Forfeiture Agreement (“2012 Recapture Agreement” or “Agreement”) is a condition of their participation in either the 2012 Executive Management Compensation Program for Virginia-Based Covered Officers or the 2012 Executive Management Compensation Program for Non-Virginia-Based Covered Officers (together the “2012 EMCP”).

This Agreement sets forth terms and conditions pursuant to which the Covered Officer’s compensation under the 2012 EMCP may be recaptured and/or forfeited.
Effective Date	This Agreement applies to Deferred Salary (as defined in the 2012 EMCP) earned, paid or to be paid pursuant to the terms of the 2012 EMCP and any determination of a Forfeiture Event (as defined herein) that occurs on or after January 1, 2012.

This Agreement does not apply to any Deferred Base Salary or Target Incentive Opportunity paid or outstanding pursuant to the terms of the Executive Management Compensation Program prior to January 1, 2012.
Forfeiture Events and Compensation Subject to Recapture or Forfeiture	After providing the requisite Notice, the Freddie Mac Board of Directors, in the good faith exercise of its sole discretion, determines that any of the following events (each a “Forfeiture Event”) have occurred:

	1.	Forfeiture Event: The Covered Officer has earned or obtained the legally binding right to a payment of Deferred Salary based on materially inaccurate financial statements (including without limitation, statements of earnings, revenues, or gains) or any other materially inaccurate performance measure.

Compensation Subject to Recapture and/or Forfeiture: Any Deferred Salary in excess of the amounts that the Board determines would likely have been otherwise earned by the Covered Officer using accurate measures during the two years prior to the Forfeiture Event.

	2.	Forfeiture Events:

(i) The Covered Officer’s employment with Freddie Mac is terminated because the Covered Officer is either convicted of, or pleads guilty or nolo contendere to, a felony;

(ii) Subsequent to termination of employment:

		a.	the Covered Officer is convicted of, or pleads guilty or nolo contendere to, a felony, based on conduct occurring prior to termination; and,

		b.	within one year of such conviction or plea, the Board determines in good faith that such conduct is materially harmful to the business or reputation of Freddie Mac.

(iii) The Covered Officer’s employment is terminated because, or within two years of the Covered Officer’s termination of employment, the Board determines in good faith that, the Covered Officer engaged in any willful misconduct in the performance of his or her duties with Freddie Mac that is materially harmful to the business or reputation of

2012 EXECUTIVE MANAGEMENT COMPENSATION PROGRAM

Recapture and Forfeiture Agreement

Freddie Mac (for such purposes, “willful” shall mean any act or omission by the Covered Officer that was done in bad faith or in the absence of a reasonable belief that the same was in the best interests of Freddie Mac).

Compensation Subject to Recapture and/of Forfeiture: Any Deferred Salary earned by the Covered Officer during the two years prior to the date that the Covered Officer is terminated, any Deferred Salary that is scheduled to be paid to the Covered Officer within two years after termination of employment and any other cash payment made or to be made to the Covered Officer as consideration for any release of claims agreement between the Covered Officer and Freddie Mac.

	3.	Forfeiture Event: The Covered Officer’s employment with Freddie Mac is terminated because, in carrying out his or her duties, the Covered Officer engages in conduct that constitutes gross neglect or gross misconduct that is materially harmful to Freddie Mac, or within two years after the Covered Officer’s termination of employment the Board determines in good faith that the Covered Officer, prior to his or her termination of employment, engaged in conduct that constitutes gross neglect or gross misconduct and that such actions resulted in material harm to Freddie Mac.

Compensation Subject to Recapture and/or Forfeiture: Any Deferred Salary paid to the Covered Officer at the time of termination or subsequent to the date of termination, including any cash payment made to the Covered Officer as consideration for any release of claims agreement between the Covered Officer and Freddie Mac.

	4.	Forfeiture Event: The Covered Officer has violated a post-termination non-competition covenant set forth in the Restrictive Covenant and Confidentiality Agreement between the Covered Officer and Freddie Mac in effect when a payment of Deferred Salary is scheduled to be made.

Compensation Subject to Recapture and/or Forfeiture: 50% of the Deferred Salary paid to the Covered Officer during the twelve months immediately preceding the violation and 100% of all Deferred Salary unpaid at the time of such violation.

The recapture of compensation constitutes a forfeiture of such compensation and the Covered Officer’s immediate repayment of the same to Freddie Mac shall occur notwithstanding the terms of any applicable plan, agreement or award to the contrary.
Dollar Amount to be Recaptured and/or Forfeited	After providing the requisite Notice, the Board of Directors in the good faith exercise of its sole discretion shall determine the appropriate dollar amount of compensation to be recaptured from and/or forfeited by the Covered Officer, if any, which is intended to be the gross amount of compensation in excess of what Freddie Mac would have paid the Covered Officer had Freddie Mac taken the Forfeiture Event into consideration at the time such compensation decision was made.

Neither the Covered Officer’s Base Salary nor the Covered Officer’s assets acquired either prior to employment by Freddie Mac or directly from sources

2012 EXECUTIVE MANAGEMENT COMPENSATION PROGRAM

Recapture and Forfeiture Agreement

other than Freddie Mac shall be subject to recapture or forfeiture pursuant to the terms of this Agreement.
Notice Requirements	A determination as to the occurrence of a Forfeiture Event and the dollar amount of compensation, if any, to be recaptured and/or forfeited pursuant to this Agreement shall be made only after first providing to the Covered Officer:

(i) reasonable advance notice setting forth Freddie Mac’s intention to make such a determination;

(ii) where remedial action is appropriate and feasible, a reasonable opportunity for the Covered Officer to take such action;

(iii) an opportunity for the Covered Officer, together with his or her counsel, to be heard before the Board; and

(iv) a copy of a resolution duly adopted by a majority of the entire Board at a meeting of the Board called and held for such purpose, making the requisite determination.
Reservation of Rights	Nothing in this Recapture Agreement is intended or shall be construed to abrogate the “at will” employment relationship between the Covered Officer and Freddie Mac, and both the Covered Officer and Freddie Mac retain the right to terminate the employment relationship at any time for any lawful reason with or without notice.

Any dispute between the Covered Officer and Freddie Mac concerning the occurrence of a Forfeiture Event or the dollar amount of compensation subject to recapture and/or forfeiture shall be determined exclusively in accordance with the substantive law of the state in which the Covered Officer’s primary place of employment with Freddie Mac is located, excluding the provisions of the laws of such state concerning choice-of-law that would result in the application of the laws of any state other than such state being applied. The Covered Officer agrees that the federal courts with jurisdiction for the state in which his or her primary place of employment is located shall be the venue for and have exclusive jurisdiction over any such dispute.

The terms and conditions of this 2012 Recapture Agreement are not intended to negate and do not supersede the provisions of any applicable law, regulation or regulatory guidance, including the authority of the Federal Housing Finance Agency (or any federal agency acting as Freddie Mac’s regulator or Conservator), pertaining to the payment or non-payment of any form of compensation paid or to be paid to the Covered Officer. The Federal Housing Finance Agency retains its authority to modify or terminate any of Freddie Mac’s compensation plans or programs (including the 2012 EMCP), and with respect to any compensation paid or to be paid to you during or after your employment pursuant to the 2012 EMCP, to withhold, escrow or prohibit such compensation, without giving rise to liability on the part of Freddie Mac.

2012 EXECUTIVE MANAGEMENT COMPENSATION PROGRAM

Recapture and Forfeiture Agreement

Your Review of This Agreement	During your review of and prior to your agreement to this 2012 Recapture Agreement, Freddie Mac expects that you have had the opportunity to consult and receive assistance from appropriate advisors, including legal, tax, and financial advisors.

By signing below, I acknowledge that I understand and voluntarily agree to the terms of this 2012 Recapture Agreement.

Signature	Date

Printed Name

Officer Title